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Exhibit 10.1

STATE OF SOUTH CAROLINA	)
	)	LEASE AGREEMENT
COUNTY OF CHARLESTON	)

        THIS LEASE AGREEMENT ("Lease") made and entered into on this 24 day of March, 2004, by and between Savings Associates ("Landlord") and Tidelands Bank (f/k/a Liberty Bankshares, Inc.) ("Lessee").

        1.     Summary of Terms and Certain Definitions.

          (a)    Building:    The property hereby leased to the Lessee is the land (the "Land") and the improvements (the "Improvements") located at 875 Lowcountry Boulevard, in Mount Pleasant, South Carolina, as more particularly described in Exhibit "A" attached hereto. The Land and Improvements leased hereunder, together with Landlord's rights, if any, in and to all easements and other appurtenances thereto, hereinafter sometimes collectively referred to as the "Leased Property," are demised and let to Lessee subject to the herein stated terms and conditions. Lessee accepts the Leased Property from Landlord in "as is" "where is" and "with all faults" condition except as noted herein. Landlord shall deliver the Leased Property to Lessee in "broom clean" condition. Landlord agrees to provide Lessee with a termite inspection letter dated within thirty (30) days of the execution of this Lease stating that the building at 875 Lowcountry Boulevard, Mount Pleasant, has been inspected and that the inspector either (i) found no evidence of termite infestation or (ii) if infestation was observed there is either no damage or the damage has been repaired at the expense of the Landlord.

          (b)    Term:    Ten (10) years plus any partial month from the Commencement Date until the first day of the first full calendar month during the Term.

          (c)    Renewal Term:    Two (2) renewal terms of five (5) years each. Landlord must be notified of Lessee's intent to exercise each renewal six (6) months prior to the termination of the preceding term.

          (d)    Expiration Date:    See Section 5

          (e)    Minimum Annual Rent:    $178,076.40 (One Hundred Seventy-Eight Thousand Seventy-Six and no/100) payable in monthly installments of $14,839.70 (Fourteen Thousand Eight Hundred Thirty-Nine and no/100) increased Nine (9%) Per Cent for one (1) year after the first three (3) years and Three (3%) Per Cent for every year after as follows:

Lease Year	Annual	Monthly
Year 4	$194,103.28	$16,175.27
Year 5	$199,926.38	$16,660.53
Year 6	$205,924.17	$17,160.35

            If the Lease Agreement is renewed by Lessee, then the annual Three (3%) Per Cent increases as stated above will continue yearly during such renewal periods.

          (f)    Use:    The property is to be used for a savings and loan or other banking or financial service facility or general office facility, as may be permitted, from time to time, by the governmental regulatory agencies which exercise control over the Lessee, and subject to such other use restrictions, if any, as set forth in this Lease. Lessee agrees not to use the Leased Property or any part thereof for any disorderly or unlawful purpose and agrees to comply with all governmental laws, ordinances, rules and regulations applicable to its use, possession and operation of the Leased Property. Lessee agrees not to use the Leased Property in such a way as to diminish its value, reasonable wear and tear excepted.

          (g)    Contents:    This Lease consists of pages 1 through 11 containing sections 1 through 31 and the following, which is attached hereto and made a part of this lease:

      Exhibit A—Legal Description

        2.    Building.    Lessee hereby leases from Landlord the Building specified in Section 1(a) and shown on attached Exhibit "A" within the Building (the Building and the lot on which it is located, the "Property"), together with the right to use all areas and facilities provided by Landlord including any driveways, sidewalks and parking, loading and landscaped areas.

        TO HAVE AND TO HOLD THE Building upon the terms and conditions hereinafter set forth.

        3.    Landlord's Representations.    The Landlord makes the following representations as the basis for the undertakings on its part herein contained:

          (a)   The Landlord is a corporation duly organized and existing under the laws of the State of South Carolina and is authorized to enter into this Lease Agreement.

          (b)   Landlord warrants that (i) it has full right and authority to lease the Building upon the terms and conditions herein set forth; (ii) it has good and marketable title to the Building; (iii) subject to the terms and conditions of this Lease Agreement, Lessee will have exclusive possession of the Building, free from all claims of any third parties claiming by, through or under Landlord; (iv) the Building is not subject to the lien of any mortgage or other similar encumbering instrument, except a mortgage to one financial institution, which is not subordinated to this Lease Agreement, unless Lessee has received a non-disturbance agreement from such lien holder; (v) the Building is properly zoned for the operation of a bank and first-class office building and related uses in the Building by Lessee; (vi) the Building contains parking facilities as required by applicable codes or ordinances for the Building, and the Building will be operated in accordance with the provisions of this Lease Agreement; (vii) as of the Commencement Date, the Building will be in substantial compliance with all applicable federal, state and local statutes, codes, ordinances and rules, including without limitation, those with respect to (1) hazardous and toxic material and (2) the Americans with Disabilities Act of 1990, as amended; and (viii) the building is free from defect, in sound condition, and suitable for use as a bank/office building as of the time of execution of this agreement.

        4.    Lessee's Representations.    The Lessee makes the following representations as the basis for the undertakings on its part herein contained:

          (a)   The Lessee is a corporation organized under the laws of South Carolina and is in good standing under the laws of the State of South Carolina, and by proper action has been duly authorized to execute and deliver this Lease Agreement, to enter into the transactions contemplated hereby, and to carry out its obligations hereunder.

        5.     Term.

          (a)    Initial Term.    The term of this lease shall commence on the Commencement Date and shall end at 11:59 pm on the last day of the Term (the "Expiration Date") unless sooner terminated in accordance with the terms hereof. At Landlord's request, Lessee shall confirm the Commencement Date and Expiration Date by executing a lease commencement certificate.

          (b)    Renewal Term.    Lessee shall have the option to renew per Section 1(c) above upon the same terms and conditions contained herein. In order to exercise the option to renew, Lessee shall provide Landlord written notice of its election to renew the Lease within the time as stated in Section 1(c) above.

          (c)   At the expiration of the term of this Lease, the Lessee shall surrender the Leased Property in as good condition and repair as it was as of the Commencement Date, reasonable wear and tear excepted, and shall repair any and all damage caused by the removal of any of Lessee's fixtures, furnishings, equipment and signs.

          Lessee agrees that no waste of any kind, solid or liquid, shall remain on the Leased Property upon termination of the Lease. Any personal property of Lessee which shall remain on the Leased Property after the termination of this Lease may, at the option of the Landlord, be deemed to have been abandoned by Lessee and, may either be retained by Landlord as its property or be disposed of without accountability. The provisions of this section shall survive the termination of this Lease.

        6.     Rental.

          (a)   Lessee agrees to pay Landlord the Minimum Annual Rent in equal monthly installments in the amount set forth in Section 1(e) (as increased at the beginning of each lease year beginning with the fourth year of the Lease as set forth in Section 1(e), in advance, on the first day of each calendar month during the Term, without notice, demand or setoff, at Landlord's address designated in Section 25 of this lease unless Landlord designates otherwise; Base Rent for any partial month shall be prorated based on the number of days of the Lease and the total number of days of the partial month. As used in this lease, the term "lease year" means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first lease year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12 month period thereafter during the Term.

          (b)    Additional Rent.    The Lessee shall be responsible for the payment of Lessee's Pro Rata Share of all property taxes for the leased premises during the term hereof, including the building and all other improvements thereon. Landlord represents and warrants that there are no other taxes or other assessments affecting the Leased Property, other than those of a normal and recurring nature on property substantially similar to the Leased Property, at the time of the execution of this Lease. All such other taxes or assessments affecting the Leased Property accruing after the Commencement Date but prior to the termination of this Lease shall not coincide with the end of a Real Estate Tax Year, then in computing the amount payable under this Section 6 for the period between the commencement of the applicable Real Estate Tax Year in question and the Termination Date or sooner termination of this Lease, the amount that would have been due from Lessee for the full year, if Lessee had been a tenant for the entire Real Estate Tax Year, shall be prorated over the portion of the Real Estate Tax Year that Lessee is a tenant in the Leased Property. Lessee's obligation to pay increased Real Estate Taxes under this Section 6 for the final period of the Lease (as well as for any earlier period not paid as of the expiration or sooner termination of the Lease) shall survive the expiration or sooner termination of this Lease.

          (c)   During the term of the Lease, Lessee agrees to arrange for and pay all services and charges for any and all utilities used on the Leased Property, including, but not limited to water and sewer, electricity, gas, waste disposal, telephone and security related services, which may be charged or assessed by a utility or service company or political or utility subdivision. In no event shall Landlord be liable for any interruption or failure in the supply of any utilities or services to the Leased Property, unless caused by the willful acts or misconduct of the Landlord. To the extent utilities are not separately metered for the Leased Property, Lessee shall pay Lessee's Pro Rata Share for such utilities furnished to the Leased Property (all the foregoing, together with any and all penalties, fines and/or interest thereon, being hereinafter sometimes collectively referred to as "Impositions").

          (d)   Landlord shall furnish or cause to be furnished to Lessee, promptly after receipt of same, copies of any notices, statements or invoices with respect to any Impositions.

        7.    Use.    The Lessee shall use and occupy the Building solely for the Use specified in Section 1(f) above and for no other purposes without the express written consent of the Landlord, which consent shall not be unreasonably withheld. Lessee shall comply with all laws, ordinances, orders, or regulations of any lawful authority having jurisdiction over the Building and the use thereof.

        8.    Assignment and Subletting.    The Lessee shall not, without the prior written consent of the Landlord, which consent shall not be unreasonably withheld, assign or sublet the Building or any part thereof, or permit the use of the Building by any party other than the Lessee. Any permitted assignee shall be liable to landlord for all obligations of the Lessee hereunder, but the Lessee shall not be thereby relieved of such obligations except where, in Landlord's sole discretion, Lessee has equal or better credit. Lessee shall be entitled to retain any net profits and/or gains as a result of any permitted Lease or assignment by the Lessee. Notwithstanding the foregoing, the prohibition against assignment and subletting without Landlord's consent shall not apply to transactions with (i) a corporation into or with which Lessee is merged or consolidated or with a person to which substantially all of Lessee's assets or stock are transferred, provided such merger or transfer of assets or stock is for a good business purpose and not principally for the purpose of transferring the leasehold estate created by this Lease Agreement and provided further, that the assignee shall have a net worth of not less than Lessee's net worth on the date immediately preceding the transaction, or (ii) any entity that controls Lessee or is controlled by Lessee or is under common control with Lessee [(either of (i) or (ii) being referred to herein as "Related Transferee"] Lessee shall notify Landlord before any such transaction is consummated and furnish to Landlord documentation that such assignee or Lessee qualifies as Related Transferee hereunder. The term "control" as used in this Section 8 shall mean (1) in the case of a corporation, ownership or more than 50% of the outstanding stock of that corporation and control over the management of such corporation, (2) in the case of a general partnership, ownership of more than 50% of the general partnership interests of the partnership and control over the management of such partnership, (3) in the case of a limited partnership, ownership of more than 50% of the general partnership interests of the partnership and control over the management of such limited partnership, and (4) in the case of a limited liability company, ownership of more than 50% of the membership interests and control over the management of the limited liability company.

        Further, notwithstanding the provisions of this Section, the transfer of the outstanding capital stock of any corporate tenant or subtenant as part of an initial public offering of stock registered under the Securities Act of 1933, as amended, and the increase in the amount of issued and/or outstanding stock of any corporate tenant or of a corporate subtenant, as part of a registered initial public offering of such capital stock, shall be deemed an assignment of this Lease. Lessee shall notify Landlord that such transaction is contemplated promptly after the registration statement with respect to such transaction is filed, and thereafter Lessee shall notify Landlord prior to the actual consummation of such transaction. Lessee shall furnish to Landlord documentation indicating that such transaction meets the above criteria.

        All parties acknowledge and agree that Lessee shall have various subtenants as of the time of execution of this agreement.

        9.    Lessee's Improvements.    Lessee shall not be allowed to make any alterations, additions, or improvements ("Lessee's Improvements") to the Leased Property, without first obtaining the written consent of the Landlord, which consent will not be unreasonably withheld, provided same are consistent with the use of the Leased Property described herein and provided that same do not diminish the market value of the Leased Property or conflict with this Lease. If the improvements, alterations or additions are to be made by a contractor other than Landlord's, Landlord approval shall be required, which approval shall not be unreasonably withheld. In the event any of the Lessee's Improvements are to be installed on the roof of the Improvements, Lessee shall assume full responsibility for all maintenance and repair of the roof which may be attributed to such installation. All Lessee Improvements shall be constructed at Lessee's expense and shall be and remain the property of Lessee, until the termination of this Lease, at which time the Lessee Improvements shall become the property of Landlord. Provided, however, at the option of the Landlord, Landlord may require Lessee, at the termination of this Lease, to remove any and all of the Lessee Improvements, Lessee shall be responsible for payment of the cost of repairing any damage arising from such removal. The provisions of this section shall survive the termination of this Lease. It is understood by both parties that this Section shall not require Lessee to obtain Landlord's permission for Lessee to remove Lessee's fixtures and equipment from the Leased Property before or after the termination of this Lease.

        10.   Casualty and Insurance.

          (a)   If the Lease Property is damaged or destroyed by fire, flood, tornado or other element, or by any other casualty, this Lease shall continue in full force and effect and Lessee shall, as promptly as possible, restore, repair or rebuild the Lease Property to substantially the same condition as it existed before the damage or destruction. Lessee shall for this purpose use all, or such part as may be necessary, of the insurance proceeds received from insurance policies carried on the Premises under the provision of subparagraph 10(b) hereinbelow. If such insurance proceeds are not sufficient to pay such costs, Lessee shall pay such deficit. Notwithstanding the foregoing, in the event there is a damage or destruction to the Improvements on the Leased Property to the extent of fifty percent (50%) or more of the then existing value thereof, the Lessee may, at its option, terminate this Lease and elect not to repair and rebuild the damaged Improvements; but in any such event, all of the proceeds from the insurance policies required to be obtained pursuant to the provisions in Subparagraph 10(b) herein below shall belong exclusively to the Landlord. If Lessee elects to so terminate this Lease, written notice must be given to Landlord within thirty (30) days following the damage or destruction to the Improvements. During that period after destruction until restoration of the Premises, rent shall abate to the extent set forth in the Prime Lease.

          (b)   Lessee shall procure and maintain at all times during the terms of this Lease from companies authorized to do business in South Carolina, and reasonably acceptable to Landlord, hazard insurance against all risk of physical loss in an amount not less than the full replacement value of the improvements of the Leased Property and shall include loss of rent coverage. The Landlord and Lessee, as their interest may appear shall be named as insureds. Before Lessee takes possession of the Leased Property, Lessee shall deliver to Landlord an original insurance policy or a certificate of insurance evidencing coverage as set forth herein. If a certificate is delivered, Lessee agrees to provide to Landlord a true copy of the policy when issued and upon any renewal thereof. Lessee also agrees to provide a paid statement at the time of occupancy reflecting that all premiums have been paid. Each insurance policy required to be carried under this Lease Agreement by Lessee shall provide at least thirty (30) days written notice to Landlord of any cancellation of insurance for any reason or any material change in the policy and failure to provide such notice will preclude the company from canceling the coverage. The proceeds from any claim made pursuant to any such hazard insurance coverage shall be payable to Landlord; provided, however, if Lessee is required by the terms of this Lease to rebuild or repair the Lease Property, the insurance proceeds shall be used to pay for the cost of replacing and repairing the damaged improvements. In the event the proceeds from such insurance are insufficient to repair or rebuild, additional funds shall be furnished by the Lessee to the end that the improvements shall be repaired and replaced by Lessee subsequent to any damage and/or destruction thereto. If Lessee fails to comply with the above property insurance requirement, Landlord may obtain such insurance and keep the same in effect, and Lessee shall pay Landlord, as Additional Rent, the premium cost thereof upon demand.

          Lessee agrees that it will not do or permit anything to be done on the Leased Property which may prevent the obtaining of any insurance on the Leased Property including, but without limitation, fire, extended coverage and public liability insurance.

        11.    Liability Insurance.    During the full term of this Lease or any renewal or extension thereof, Lessee shall, at its sole expense, procure and maintain in full force Public Liability Insurance (Comprehensive General Liability or Commercial General Liability) including Contractual Liability Insurance, with a combined personal injury and property damage limit of not less than One Million Dollars ($1,000,000.00) for each occurrence and not less than Two Million Dollars ($2,000,000.00) in the aggregate, insuring against all liability of Lessee and its representatives arising out of and in connection with Lessee's use or occupancy of the Leased Property. Said insurance policy shall name the Landlord as an additional insured, and the policy shall provide that it not be canceled for any reason unless and until Landlord is given thirty (30) days notice in writing by the insurance company of the pending cancellation. Lessee's insurance company shall provide Landlord with a certificate of insurance indicating the terms and conditions of the policy.

        All insurance required under this Lease shall be issued by insurance companies licensed to do business in the jurisdiction where the Leased Property is located. Such companies shall have a policyholder rating of at lease "A" and be assigned a financial size category of at least "Class X" as rated in the most recent edition of "Best's Key Rating Guide" for insurance companies. Each policy shall contain an endorsement requiring thirty (30) days written notice from the insurance company to Landlord before cancellation or any change in the coverage, scope or amount of any policy. Each policy, or a certificate showing it is in effect, together with evidence of payment of premiums, shall be deposited with Landlord on or before the Commencement Date, and renewal certificates or copies of renewal policies shall be delivered to Landlord at least thirty (30) days prior to the expiration date of any policy.

        12.    Maintenance.    Lessee shall, at its risk, cost, and expense, during the term of this Lease or any extension thereof, be responsible for the maintenance, replacement and repair of the Leased Property including, but not limited to, (i) all permanent, non-removable improvements or additions made by Lessee, (ii) all structural, interior and exterior replacements and repairs and improvements including, but not limited to paint, redecoration and renovation, (iii) utility systems, including, but not limited to fixtures, equipment, lines and connections associated with the heating, air conditioning, ventilating, electrical, plumbing, and sprinkler systems, (iv) all windows, doors (including operational mechanisms and door mountings), (v) floors, (vi) signs, and (vii) grass, landscaping, and fences, etc., as same become necessary and are required to maintain the Leased Property in as good and proper condition, and in good appearance, as at the date of the Commencement Date, subject to normal wear and tear for the uses permitted herein. Lessee shall be required to have the HVAC systems kept under a maintenance service contract, which is reasonably satisfactory to Landlord. Lessee shall keep sidewalks and personnel entranceways free from obstruction of all nature, properly swept, and snow and ice removed therefrom. Lessee agrees that Landlord shall have no obligation under this Lease to make any repairs or replacements (including the replacement of obsolete components) to the Lease Property or the buildings or improvements thereon, or any alteration, addition, change, substitution or improvement thereof or thereto, whether structural or otherwise. The terms "repair" and "replacement" include the replacement of any portions of the Lease Property which have outlived their useful life during the term of the Lease (or any extensions thereof). Landlord and Lessee intend that the rent received by Landlord shall be free and clear of any expense to Landlord for the construction, care, maintenance (including, if any, common area maintenance charges and charges accruing under easements or other agreements relating to the Lease Property), operation, repair, replacement, alteration, addition, change, substitution and improvement of or to the Lease Property and any building and improvement thereon. Upon the expiration or earlier termination of this Lease, Lessee shall remain responsible for, and shall pay to Landlord, any cost, charge or expense for which Lessee is otherwise responsible for hereunder attributable to any period (prorated on a daily basis) prior to the expiration or earlier termination of this Lease.

        13.    Eminent Domain.    If the whole of the Building, or such portion thereof as will make the Building unsuitable for the use contemplated hereby, be taken under the power of eminent domain (including any conveyance in lieu thereof) then the term hereof shall cease as of the date possession thereof is taken by the condemnor, and rental shall be accounted for as between Landlord and Lessee as of that date. If any lesser portion of the Building is thus taken, rental shall abate in proportion to the loss of use occasioned thereby. Landlord shall receive the entire award for taking of real property and improvements. Lessee shall be entitled to any award for the value of the Leasehold estate, its relocation costs and the loss of any personal property.

        14.    Indemnity.    Lessee shall indemnify Landlord and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of the occupancy or use by Lessee of the Building or any part thereof or any other part of Landlord's property, occasioned wholly or in part by any negligent act of omission of Lessee, its officers, agents, contractors or employees.

        15.    Landlord's Entry.    The Landlord and its agents may, after giving Lessee prior notice, enter the Leased Property at any reasonable time for the purpose of inspecting the Leased Property, performing its obligations under this Lease, performing any work which the Landlord elects to undertake for the safety, preservation, benefit or welfare of the Leased Property or its occupants, for performing any work which the Landlord elects to undertake made necessary by reason of the Lessee's default, or to show the Leased Property to prospective purchasers, tenants and lenders.

        Except for negligence on the part of Landlord, Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage of Lessee by reason of making such inspections, visits, repairs or the performance of any such work, so long as such actions on Landlord's part are not unreasonable.

        16.    Events of Default by Lessee.    Lessee agrees to pay the Annual Rent and the Additional Rent, as set forth in Section 6, at the time, in the amount and in the manner herein described. Any one of the following events shall be deemed a default by Lessee and a breach of this Lease, namely:

          (a)   If Lessee fails to timely pay any installment of Annual Rent or to pay any Additional Rent within five (5) days of written demand therefore; or

          (b)   If Lessee fails to observe or perform any of the other terms, covenants or conditions of this Lease other than paying rents when due, and such failure continues after the expiration of thirty (30) days from the date Landlord gives written notice to Lessee calling attention to the existence of such failure, provided however, that if Lessee cannot reasonably correct the default (other than non-payment) within said thirty (30) day period, Lessee shall be given a reasonable period of time to correct the default; or

          (c)   If Lessee is declared bankrupt or insolvent by judicial decree; or

          (d)   If Lessee takes the benefit of any federal reorganization or composition proceedings; or

          (e)   If Lessee makes a general assignment for benefit of creditors; or

          (f)    If Lessee's Leasehold interest in this Lease is sold under any process of law; or

          (g)   If a trustee in bankruptcy or a receiver is appointed or elected for the Lessee; or

          (h)   If Lessee abandons the Leased Property and fails to pay any installment of Base Rent or to pay any Additional Rent; or

          (i)    If any materialman's, mechanic's or other lien is filed against the Leased Property in connection with any improvements, alterations or additions made by Lessee, and Lessee permits the lien or liens to stand against the Leased Property, not securing the discharge of the Leased Property from such liens by filing an appropriate bond within thirty (30) days from date of written demand from Landlord pursuant to applicable law. Should Lessee file a bond and elect to contest the lien or liens, no default shall be in effect pending final legal determination of the disputed lien.

        17.    Events of Default by Landlord.    If the Landlord shall (i) fail to perform any of the covenants of this Lease Agreement, or (ii) if any of the Landlord's representations and warranties in Section 3 of this Lease Agreement shall prove to be materially untrue (individually or collectively, a "default"), then if Landlord does not cure any such default within thirty (30) days after written notice shall be given to Landlord (or such longer period as may be necessary to cure such default so long as Landlord initiates such cure within said thirty (30) days period and diligently pursues the same to completion, not to exceed ninety (90) days), unless such default in the reasonable option of the Lessee constitutes an emergency, in which event Landlord shall have a reasonable period of time under the circumstances to cure such default, then Lessee may as its sole option terminate this Lease Agreement.

        18.    Remedies on Default.    In the event of any default by Lessee as herein provided, Landlord at any time thereafter, shall have the following rights:

          (a)   The right to terminate this Lease by giving Lessee written notice of such termination, whereupon, this Lease shall be regarded as canceled as of the date of Landlord's termination notice and Lessee shall then quit and surrender the Leased Property to Landlord, however, Lessee shall remain liable to Landlord for all rentals, charges, payments and other obligations which have accrued prior to the time of such termination; and

          (b)   Upon such termination by Landlord as described herein, Landlord shall have the right to immediately re-enter and take possession of the Leased Property and upon re-entry, may remove all persons and personal property of the Lessee from the Leased Property; and

          (c)   The right to declare the full rental amounts for the entire remaining term of this Lease immediately due and payable; and

          (d)   The full right to recover from the Lessee all past due rents and any and all damages, including reasonable court costs and attorneys fees, as a result of the default; and

          (e)   Upon such re-entering and taking of possession of the Leased Property by Landlord, Landlord shall attempt to re-let said Leased Property. Landlord's only responsibility shall be to offer the Leased Property for rent and make the usual and normal best efforts to re-let said Leased Property. Lessee shall be liable to Landlord for any deficiency between the amount of rental received, if any, and the amount which Lessee is obligated to pay under the terms of this Lease and for any other reasonable damages, including reasonable court costs and attorneys fees and real estate commissions, incurred by Landlord in its attempt to re-let the Leased Property. Lessee shall be entitled to a credit against the amounts owed by it hereunder of the net proceeds from such reletting, or in the event Lessee has paid all such amounts, such net proceeds shall be paid over to Lessee.

        Landlord may utilize and pursue such other actions and rights as it may have to protect its interests under the terms of this Lease, the laws of the United States and the State of South Carolina as may be applicable. The mention in this Lease of any specific right or remedy of Landlord, or the waiver thereof, shall not preclude Landlord from exercising any other right or from having any other remedy or from maintaining any action to which it may otherwise be entitled in law or in equity. No endorsement or statement on any check or accompanying any payment accepted by Landlord shall be without prejudice to Landlord's right to obtain the balance due or pursue any other remedy available to Landlord both in law and in equity.

        Lessee shall be liable for all reasonable court costs and attorneys fees and other reasonable expenses incurred by Landlord in enforcing any of the obligations of this Lease.

        Lessee's delinquent payments hereunder shall bear interest at a rate of two percent (2%) per annum higher than the average rate announced from time to time by major United States banks in the Wall Street Journal, Charlotte, North Carolina edition, as a prime rate (the "Prime Rate") (but in no event higher than the maximum rate allowed by law) until paid in full, which interest shall be deemed Additional Rent.

        19.    Remedies Cumulative Non-Waiver.    No remedy herein or otherwise conferred upon or reserved to Landlord or Lessee shall be considered exclusive of any other remedy, but the same shall be distinct, separate and cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity; and every power and remedy given by this Lease Agreement may be exercised from time to time as often as occasion may arise or as may be deemed expedient. No delay or omission of a party hereto to exercise any right or power arising from any default on the part of the other shall impair any such right or power, or shall be construed to be a waiver of any such default, or in acquiescence therein. The acceptance of rent by Landlord with knowledge of a default by Lessee hereunder shall not constitute a waiver of such default.

        20.    Quiet Enjoyment.    It is understood and agreed that subject to the terms of this Lease, and to all covenants, additions, easements, liens and mortgages of record, that Lessee, paying the rent hereby reserved, and performing and observing the covenants hereof, may peacefully hold and enjoy the said Leased Property throughout the duration of this Lease without any interruptions by the Landlord, its successors or assigns.

        21.    Estoppel Certificate.    The Lessee shall, from time to time, no later than fifteen (15) days following the written request of the Landlord, furnish Landlord a written statement, signed by Lessee concerning the status of any matter pertaining to the Lease.

        22.    Subordination and Attornment.    In the event of assignment of Landlord's interest in the Leased Property, Lessee shall attorn to such successor of Landlord's interest therein and recognize such successor as Landlord under this Lease and shall promptly execute and deliver any instrument that may be necessary to evidence such attornment. Such successor shall provide Lessee with an instrument recognizing Lessee's rights under this Lease, including Lessee's right of quiet enjoyment and non-disturbance.

        23.    Right of First Refusal.    Lessee has the right of first refusal if landlord decides to sell the leased premises. Lessee has thirty (30) days after receiving notice from Landlord to inform landlord that it intends to purchase the leased premises.

        24.    Notices.    A notice which may or shall be given under the terms of this Lease shall be either delivered by facsimile, by hand or by Federal Express or another similar national, reputable, overnight courier or sent by United States Registered or Certified Mail, postage prepaid; if for Landlord, to the address given below, or if for Lessee, to the Leased Property. Such address may be changed from time to time by either party by giving notice as provided herein. Notice shall be deemed given when received

(if by facsimile), when delivered (if delivered by hand) or one (1) day after sending it via overnight courier or three (3) days after depositing in the mails, return receipt requested (if delivered by mail).

Notice to Landlord:	Savings Associates 101 Pumpkin Lane Sumter, SC 29150
Notice to Lessee:	Robert E. Coffee, Jr., President & Chief Executive Officer Tidelands Bank 875 Lowcountry Boulevard Mount Pleasant, SC 29464
Facsimile # (843) 388-8081

        Notice shall also be sent to the holder or holders of any mortgage or deed of trust covering the Building at such address as such holder or holders may have given by notice as herein provided. Either party hereto, or any such holder, may from time to time, by notice as herein provided, designate a different address to which notices to it shall be sent.

        25.    Environmental.    Lessee agrees that it shall not, nor shall it permit others, in violation of environmental laws and regulations, to use, release, store, or dispose of any Hazardous Materials (as defined by environmental laws and regulations) on the Leased Property nor shall Lessee contaminate the Leased Property or the environment.

        If Lessee or its agents, contractors, or employees, have actual knowledge of any release of any Hazardous Materials on the Leased Property, or of any inquiry or action by a government agency regarding such materials, Lessee shall immediately notify Landlord. Lessee agrees to abide by all applicable environmental laws and regulations as they apply to Lessee's possession, operation and use of the Leased Property.

        In the event that the Leased Property or the environment becomes contaminated with Hazardous Materials as a result of Lessee's use, occupation, or possession of the Leased Property, it shall be Lessee's sole responsibility and cost to remediate and take from the Leased Property said contamination. Further, Lessee shall indemnify and hold harmless Landlord from all reasonable claims, costs and damages as a result of any environmental problems which are the result of Lessee's use, occupation, or possession of the Leased Property.

        Landlord specifically prohibits Lessee from installing, or allowing others to install, any underground bulk storage tanks on the Leased Property.

        All representations, warranties and indemnification provisions of this Section shall survive the termination of this Lease.

        26.    Governing Law.    This Lease Agreement shall be construed and enforced in accordance with the laws of the State of South Carolina.

        27.    Successors.    This Lease Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except as otherwise provided for in this Lease Agreement. The covenants, conditions and agreements contained in this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns; but this provision shall in no way alter the restrictions and requirements herein in connection with assignment and subletting by Lessee.

        28.    Name and Extent of Agreement.    This Lease, together with all exhibits which are attached hereto and by reference made a part hereof, constitutes the sole and entire contract between the parties relative to the Leased Property. No prior written or contemporaneous oral promises or representations shall be binding. No subsequent alteration, amendment, change or addition to the Lease shall be binding upon Landlord or Lessee unless reduced to writing and signed by both parties.

        29.    Holding Over.    This Lease expires at the end of the term defined herein without need for notice by Landlord, but it is expressly understood that if Lessee holds over for another month at the end of said term for any purpose and if the Landlord accepts rent for said month, such acceptance shall operate as a renewal of the tenancy for another month and for each additional month for which Landlord accepts rent. Should Landlord require possession of the Building, it shall give Lessee thirty (30) days notice to vacate the said Building. If Lessee fails to vacate the Building at the end of such thirty-day period, the monthly rental thereafter shall be double the base rent prior to the holdover period.

        30.    Time is of the Essence.    Time shall be of the essence with regard to the dates of performance of all obligations specified herein, except that Landlord shall specifically state in any notice to Lessee which may adversely affect Lessee's rights under this Agreement the specific deadline date that Landlord contends Lessee's failure to meet would constitute a default by Lessee under this Agreement.

        31.    Recording.    This Lease Agreement may not be recorded without Landlord's prior consent; however, Landlord agrees upon request of the Lessee to execute a memorandum hereof for recording purposes.

        IN WITNESS WHEREOF, the parties hereto have hereunto set their respective Hands and Seals on the day and year first herein above written.

IN THE PRESENCE OF:	Lessee: TIDELANDS NATIONAL BANK
By:

Its Authorized Officer

	Date signed by Lessee:	, 2004

Landlord: SAVINGS ASSOCIATES
By:

Its Authorized Officer

	Date signed by Landlord:	, 2004

EXHIBIT "A"

Property Description

        All that certain piece, parcel or tract of land with all buildings thereon situate, lying and being known as 875 Lowcountry Boulevard, Mount Pleasant, South Carolina 29464, with Tax Map Number 514-00-00-002.

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EXHIBIT "A"